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As filed with the Securities and Exchange Commission on July 27, 2011

Registration No. 333-173381

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 5 to

Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Wesco Aircraft Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	5072 (Primary Standard Industrial Classification Code Number)	20-5441563 (I.R.S. Employer Identification No.)

27727 Avenue Scott
Valencia, CA 91355
(661) 775-7200
(Address, including zip code, and telephone number, including area code, of the registrant's principal executive offices)

John G. Holland
General Counsel
27727 Avenue Scott
Valencia, CA 91355
(661) 775-7200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Rachel W. Sheridan Jason M. Licht Latham & Watkins LLP 555 11th Street, NW Washington, DC 20004 (202) 637-2200	Michael Kaplan Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 (212) 450-4000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

 PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

        The actual and estimated expenses in connection with this offering, all of which will be borne by us, are as follows:

SEC Registration Fee	$49,067
FINRA Filing Fee	42,763
Printing Expense	350,000
Legal Fees	2,200,000
Accounting Fees	1,100,000
Blue Sky Fees	35,000
New York Stock Exchange Listing Fees	329,050
Transfer Agent Fee	10,000
Miscellaneous	430,000

Total	$4,545,880

Item 14.    Indemnification of Directors and Officers

        Reference is made to Section 102(b)(7) of the Delaware General Corporation Law, or the DGCL, which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except (1) for any breach of the director's duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends of unlawful stock purchase or redemptions or (4) for any transaction from which a director derived an improper personal benefit.

        Reference is also made to Section 145 of the DGCL, which provides that a corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of such corporation, by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the Company's best interest and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any officer or director in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred in connection therewith.

        We expect that our amended and restated certificate of incorporation to be filed as Exhibit 3.1 to this registration statement will provide that our directors will not be personally liable to the Company or its stockholders for monetary damages resulting from breach of their fiduciary duties. However, nothing contained in such provision will eliminate or limit the liability of directors (1) for any breach of the director's duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (3) under Section 174 of the DGCL or (4) for any transaction from which the director derived an improper personal benefit.

        Our amended and restated bylaws provides for indemnification of the officers and directors to the full extent permitted by applicable law.

        In addition, we intend to enter into agreements to indemnify our directors and executive officers containing provisions, which are in some respects broader than the specific indemnification provisions contained in the DGCL. The indemnification agreements may require us, among other things, to indemnify our directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

        The proposed form of Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the underwriters of the registrant and its officers and directors for certain liabilities arising under the Securities Act, or otherwise.

Item 15.    Recent Sales of Unregistered Securities.

        The information presented in this Item 15 does not give effect to the nine-for-one stock split being executed concurrently with the effectiveness of this registration statement. Since March 31, 2008, we have granted to our directors, officers and employees options to purchase an aggregate of 171,547 shares of our common stock with per share exercise prices ranging from $46.40 to $70.00 under our amended and restated equity incentive plan, which we refer to as the existing equity incentive plan.

        Since March 31, 2008, we have issued to our directors, officers and employees an aggregate of 17,948 shares of our common stock at an exercise price of $37.12 pursuant to exercises of options granted under our existing equity incentive plan.

        Since March 31, 2008, we have issued to certain of our officers an aggregate of 5,387 shares of our common stock for aggregate consideration of $249,956.80 pursuant to our stock purchase plan.

        Since March 31, 2008, we have issued to certain of our directors an aggregate of 15,012 restricted stock awards in lieu of payment of an aggregate of $927,344.30 in fees for their service as directors pursuant to our existing equity incentive plan.

        Unless otherwise stated, the sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Acts as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of securities in each of these transactions represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in such transactions.

Item 16.    Exhibits and Financial Statement Schedules.

  (a)
  Exhibits

EXHIBIT NO.		DESCRIPTION OF EXHIBIT
1.1	**	Form of Underwriting Agreement.
3.1	**	Form of Amended and Restated Certificate of Incorporation of Wesco Aircraft Holdings, Inc.
3.2	**	Form of Amended and Restated Bylaws of Wesco Aircraft Holdings, Inc.
4.1	**	Form of Stock Certificate.
5.1		Opinion of Latham & Watkins LLP.
10.1	**
Credit Agreement, by and among Wesco Aircraft Holdings, Inc. (formerly Wesco Holdings, Inc.), Wesco Aircraft Hardware Corp., Barclays Bank PLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital, J.P. Morgan Securities LLC, Morgan Stanley Senior Funding, Inc., Sumitomo Mitsui Banking Corporation, Royal Bank of Canada, Bank of America, N.A. and the lenders party thereto, dated as of April 7, 2011.
10.2	**
Guarantee and Collateral Agreement, by and among Wesco Aircraft Holdings, Inc. (formerly Wesco Holdings, Inc.), Wesco Aircraft Hardware Corp., Barclays Bank PLC and the subsidiary guarantors party thereto, dated as of April 7, 2011.
10.3	**	Amended and Restated Equity Incentive Plan of Wesco Aircraft Holdings, Inc. (formerly Wesco Holdings, Inc.)
10.4	**	Management Annual Incentive Plan of Wesco Aircraft Holdings, Inc. (formerly Wesco Holdings, Inc.)
10.5	**	Employment Agreement between Wesco Aircraft Hardware Corp. and Randy Snyder, dated as of July 23, 2006.
10.6	**	Amendment to the Employment Agreement between Wesco Aircraft Hardware Corp. and Randy Snyder, dated as of December 31, 2008.
10.7	**	Employment Agreement between Wesco Aircraft Holdings, Inc. (formerly Wesco Holdings, Inc.) and Gregory Hann, dated as of January 22, 2009.
10.8	**	Employment Agreement between Wesco Aircraft Hardware Corp. and Hal Weinstein, dated as of June 15, 2007.
10.9	**	Amendment to the Employment Agreement between Wesco Aircraft Hardware Corp. and Hal Weinstein, dated as of December 31, 2008.
10.10	**	Form of Incentive Stock Option Agreement under Amended and Restated Equity Incentive Plan of Wesco Aircraft Holdings, Inc. (formerly Wesco Holdings, Inc.)
10.11	**	Form of Non-qualified Stock Option Agreement for Independent Directors under Amended and Restated Equity Incentive Plan of Wesco Aircraft Holdings, Inc. (formerly Wesco Holdings, Inc.)
10.12	**	Form of Amended and Restated Restricted Stock Unit Agreement under Amended and Restated Equity Incentive Plan of Wesco Aircraft Holdings, Inc. (formerly Wesco Holdings, Inc.)

EXHIBIT NO.		DESCRIPTION OF EXHIBIT
10.13	**	Form of Restricted Stock Agreement for Independent Directors under Amended and Restated Equity Incentive Plan of Wesco Aircraft Holdings, Inc. (formerly Wesco Holdings, Inc.)
10.14	**	Form of Amended and Restated Management Agreement between Wesco Aircraft Holdings, Inc. and Carlyle Investment Management, L.L.C.
10.15	**	Lease Agreement between Wesco Aircraft France, SAS and WAFR, LLC, dated as of August 1, 2005.
10.16	**	Lease Agreement between Wesco Aircraft Hardware Corp. and Avenue Scott, LLC, dated as of October 1, 2004.
10.17	**	Lease Agreement between Wesco Aircraft Hardware Corp. and WATX Properties, LLC, dated as of January 1, 2004.
10.18	**	Lease Agreement between Wesco Aircraft Europe Ltd. and Snyder Family Living Trust, dated as of January 1, 2006.
10.19	**	Engagement Agreement by and between Wesco Aircraft Holdings, Inc. (formerly Wesco Holdings, Inc.) and Solebury Capital LLC, dated as of January 20, 2011.
10.20	**	Amended and Restated Stockholders Agreement.
10.21	**	Service Agreement between Wesco Aircraft Europe, Ltd and Alexander Murray, dated as of March 24, 2011.
10.22	**	Wesco Aircraft Holdings, Inc. Incentive Plan.
10.23	**	Wesco Aircraft Holdings, Inc. 2011 Equity Incentive Award Plan.
10.24	**	Form of 2011 Equity Incentive Award Plan Restricted Stock Agreement.
10.25	**	Form of 2011 Equity Incentive Award Plan Restricted Stock Unit Agreement.
10.26	**	Form of 2011 Equity Incentive Award Plan Stock Option Agreement.
10.27	**	Form of Wesco Aircraft Holdings, Inc. Indemnification Agreement.
21.1	**	List of Subsidiaries.
23.1		Consent of Latham & Watkins LLP (included in Exhibit 5.1).
23.2	**	Consent of Independent Registered Public Accounting Firm.
23.3	**	Consent of Stax Inc.
24.1	**	Powers of Attorney (included in the signature pages).

**
Previously filed.
  (b)
  Financial Statement Schedules

        Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or notes thereto.

Item 17.    Undertakings

        The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer, or controlling person of us in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, we will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        We hereby undertake that:

  (i)
  for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (ii)
  for purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 5 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Valencia, state of California, on July 27, 2011.

WESCO AIRCRAFT HOLDINGS, INC.
By:	/s/ RANDY J. SNYDER Randy J. Snyder Chairman of the Board of Directors, President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 5 to the Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.

SIGNATURE	TITLE	DATE

/s/ RANDY J. SNYDER	Randy J. Snyder Chairman of the Board of Directors, President and Chief Executive Officer	July 27, 2011
/s/ GREGORY A. HANN	Gregory A. Hann Executive Vice President and Chief Financial Officer	July 27, 2011
*	J. Shawn Trogdon Global Controller	July 27, 2011
*	Dayne A. Baird Director	July 27, 2011
*	Peter J. Clare Director	July 27, 2011
*	Paul E. Fulchino Director	July 27, 2011
*	John Jumper Director	July 27, 2011

SIGNATURE	TITLE	DATE

*	Adam J. Palmer Director	July 27, 2011
*	Robert D. Paulson Director	July 27, 2011
*	David L. Squier Director	July 27, 2011

* By:	/s/ RANDY J. SNYDER Randy J. Snyder Attorney-in-Fact

 EXHIBIT INDEX

EXHIBIT NO.		DESCRIPTION OF EXHIBIT
1.1	**	Form of Underwriting Agreement.
3.1	**	Form of Amended and Restated Certificate of Incorporation of Wesco Aircraft Holdings, Inc.
3.2	**	Form of Amended and Restated Bylaws of Wesco Aircraft Holdings, Inc.
4.1	**	Form of Stock Certificate.
5.1		Opinion of Latham & Watkins LLP.
10.1	**
Credit Agreement, by and among Wesco Aircraft Holdings, Inc. (formerly Wesco Holdings, Inc.), Wesco Aircraft Hardware Corp., Barclays Bank PLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital, J.P. Morgan Securities LLC, Morgan Stanley Senior Funding, Inc., Sumitomo Mitsui Banking Corporation, Royal Bank of Canada, Bank of America, N.A. and the lenders party thereto, dated as of April 7, 2011.
10.2	**
Guarantee and Collateral Agreement, by and among Wesco Aircraft Holdings, Inc. (formerly Wesco Holdings, Inc.), Wesco Aircraft Hardware Corp., Barclays Bank PLC and the subsidiary guarantors party thereto, dated as of April 7, 2011.
10.3	**	Amended and Restated Equity Incentive Plan of Wesco Aircraft Holdings, Inc. (formerly Wesco Holdings, Inc.)
10.4	**	Management Annual Incentive Plan of Wesco Aircraft Holdings, Inc. (formerly Wesco Holdings, Inc.)
10.5	**	Employment Agreement between Wesco Aircraft Hardware Corp. and Randy Snyder, dated as of July 23, 2006.
10.6	**	Amendment to the Employment Agreement between Wesco Aircraft Hardware Corp. and Randy Snyder, dated as of December 31, 2008.
10.7	**	Employment Agreement between Wesco Aircraft Holdings, Inc. (formerly Wesco Holdings, Inc.) and Gregory Hann, dated as of January 22, 2009.
10.8	**	Employment Agreement between Wesco Aircraft Hardware Corp. and Hal Weinstein, dated as of June 15, 2007.
10.9	**	Amendment to the Employment Agreement between Wesco Aircraft Hardware Corp. and Hal Weinstein, dated as of December 31, 2008.
10.10	**	Form of Incentive Stock Option Agreement under Amended and Restated Equity Incentive Plan of Wesco Aircraft Holdings, Inc. (formerly Wesco Holdings, Inc.)
10.11	**	Form of Non-qualified Stock Option Agreement for Independent Directors under Amended and Restated Equity Incentive Plan of Wesco Aircraft Holdings, Inc. (formerly Wesco Holdings, Inc.)
10.12	**	Form of Amended and Restated Restricted Stock Unit Agreement under Amended and Restated Equity Incentive Plan of Wesco Aircraft Holdings, Inc. (formerly Wesco Holdings, Inc.)
10.13	**	Form of Restricted Stock Agreement for Independent Directors under Amended and Restated Equity Incentive Plan of Wesco Aircraft Holdings, Inc. (formerly Wesco Holdings, Inc.)
10.14	**	Form of Amended and Restated Management Agreement between Wesco Aircraft Holdings, Inc. and Carlyle Investment Management, L.L.C.

EXHIBIT NO.		DESCRIPTION OF EXHIBIT
10.15	**	Lease Agreement between Wesco Aircraft France, SAS and WAFR, LLC, dated as of August 1, 2005.
10.16	**	Lease Agreement between Wesco Aircraft Hardware Corp. and Avenue Scott, LLC, dated as of October 1, 2004.
10.17	**	Lease Agreement between Wesco Aircraft Hardware Corp. and WATX Properties, LLC, dated as of January 1, 2004.
10.18	**	Lease Agreement between Wesco Aircraft Europe Ltd. and Snyder Family Living Trust, dated as of January 1, 2006.
10.19	**	Engagement Agreement by and between Wesco Aircraft Holdings, Inc. (formerly Wesco Holdings, Inc.) and Solebury Capital LLC, dated as of January 20, 2011.
10.20	**	Amended and Restated Stockholders Agreement.
10.21	**	Service Agreement between Wesco Aircraft Europe, Ltd and Alexander Murray, dated as of March 24, 2011.
10.22	**	Wesco Aircraft Holdings, Inc. Incentive Plan.
10.23	**	Wesco Aircraft Holdings, Inc. 2011 Equity Incentive Award Plan.
10.24	**	Form of 2011 Equity Incentive Award Plan Restricted Stock Agreement.
10.25	**	Form of 2011 Equity Incentive Award Plan Restricted Stock Unit Agreement.
10.26	**	Form of 2011 Equity Incentive Award Plan Stock Option Agreement.
10.27	**	Form of Wesco Aircraft Holdings, Inc. Indemnification Agreement.
21.1	**	List of Subsidiaries.
23.1		Consent of Latham & Watkins LLP (included in Exhibit 5.1).
23.2	**	Consent of Independent Registered Public Accounting Firm.
23.3	**	Consent of Stax Inc.
24.1	**	Powers of Attorney (included in the signature pages).

**
Previously filed.

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PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 13. Other Expenses of Issuance and Distribution.
  Item 14. Indemnification of Directors and Officers
  Item 15. Recent Sales of Unregistered Securities.
  Item 16. Exhibits and Financial Statement Schedules.
  Item 17. Undertakings
SIGNATURES
EXHIBIT INDEX